Product Supplement No. EQUITY INDICES LIRN-1 (To Prospectus dated June 18, 2019) December 2, 2019	Filed Pursuant to Rule 424(b)(3) Registration No. 333-231751

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Indices

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Leveraged Index Return Notes® (the “LIRNs”) are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD”). Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of TD.

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LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs. Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

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LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable pricing supplement (which we refer to as a “term sheet”), your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount (as defined below) will not exceed a specified cap (the “Capped Value”).

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If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

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If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such case, you may lose all or a significant portion of the principal amount of your LIRNs.

•	This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.
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For each offering of LIRNs, we will provide you with a term sheet that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value (if applicable), the Threshold Value, and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.
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BofA Securities, Inc. (“BofAS”) and one or more of its affiliates and TD Securities (USA) LLC (“TDS”) may act as our agents to offer LIRNs, and each of BofAS and TDS will act in a principal capacity in such role.

LIRNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality of any jurisdiction, and are not, either directly or indirectly, an obligation of any third party. LIRNs have complex features and investing in LIRNs involves risks not associated with an investment in conventional debt securities. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement and page 1 of the accompanying prospectus. You may lose all or a significant portion of your investment in LIRNs.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and in the accompanying prospectus, as well as the applicable term sheet. None of us, BofAS or TDS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about LIRNs, you should not rely on it.
Key Terms:
General:
LIRNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, LIRNs rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk.
The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.
Each issue of LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem LIRNs at any earlier date. We will not make any payments on LIRNs until maturity, and you will not receive any interest payments.

Market Measure:
The Market Measure may consist of one or more of the following:
•       U.S. broad-based equity indices;
•       U.S. sector- or style-based equity indices;
•       non-U.S. or global equity indices; or
•       any combination of the above.
The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:
The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.
Unless otherwise specified in the applicable term sheet:
The “Starting Value” will be the closing level of the Market Measure on the date when LIRNs are priced for initial sale to the public (the “pricing date”).
If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of LIRNs—Basket Market Measures.”
The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.
The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).
If a Market Disruption Event (as defined herein) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value.”
If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:
The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will generally be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:
For Capped LIRNs, the maximum Redemption Amount. Your investment return in Capped LIRNs is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Redemption Amount at Maturity:
At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.
Any payments due on LIRNs, including any repayment of principal, is subject to our credit risk as issuer of LIRNs. If we were to default on our obligations, you could lose some or all of your investment.
The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:
You may lose all or a significant portion of the principal amount of your LIRNs. Further, if you sell your LIRNs prior to maturity, you may find that the market value per LIRN is less than the price that you paid for your LIRNs.

Maturity Valuation Period
The “Maturity Valuation Period” will be the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

Calculation Agent:
The calculation agent will make all determinations associated with LIRNs. Unless otherwise set forth in the applicable term sheet, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for LIRNs. Alternatively, we will appoint BofAS or one of its affiliates to act as calculation agent for LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Agents:
BofAS and one or more of its affiliates and TDS will act as our agents in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold. See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” for additional information. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet or the accompanying prospectus as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.
This product supplement relates only to LIRNs and does not relate to any equity index that comprises the Market Measure described in any term sheet. You should read carefully the entire accompanying prospectus and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. If the terms or information described in the applicable term sheet and/or this product supplement are inconsistent with those described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable term sheet; second, this product supplement; and last, the accompanying prospectus. You should carefully review the applicable term sheet to understand the specific terms of your LIRNs.
Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus are not an offer to sell LIRNs to anyone, and are not soliciting an offer to buy LIRNs from anyone, in any jurisdiction where the offer or sale is not permitted.
Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to TD.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

RISK FACTORS
Your investment in LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase LIRNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus and applicable term sheet, in light of your particular circumstances. LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of LIRNs or investments in equity or equity-based securities in general.
General Risks Relating to LIRNs
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on LIRNs at maturity. The return on LIRNs will be based on the performance of a Market Measure, and if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value, you may lose all or a significant portion of your investment. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in LIRNs.
Your return on LIRNs may be less than the yield on a conventional fixed- or floating-rate debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return is limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of Capped LIRNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).
In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on LIRNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.
Additionally, the Market Measure may consist of one or more equity indices that include securities traded in a non-U.S. currency and, therefore, are calculated in such non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on LIRNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of, and any amounts payable on, LIRNs. LIRNs are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive any amounts payable under the terms of LIRNs.
In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of LIRNs. However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to LIRNs.
The initial estimated value of your LIRNs will be less than their public offering price. The difference between the public offering price of your LIRNs and the initial estimated value of LIRNs (to be specified in the applicable term sheet) will reflect costs and expected profits associated with selling and structuring LIRNs, as well as hedging our obligations under the applicable LIRNs. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the applicable maturity date.
The initial estimated value of your LIRNs will be based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of LIRNs generally will represent a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount will be based on, among other things, our view of the funding value of LIRNs as well as the higher issuance, operational and ongoing liability management costs of LIRNs in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of LIRNs to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for LIRNs is expected to increase the initial estimated value of LIRNs and have an adverse effect on the economic terms of LIRNs.
The initial estimated value of LIRNs will be based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS. The initial estimated value of your LIRNs when the terms of LIRNs are set on the applicable pricing date will be based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of LIRNs and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS, and the methodologies used by us to estimate the value of LIRNs may not be consistent with those of other financial institutions that may be purchasers or sellers of LIRNs in any secondary market. As a result, the secondary market price of your LIRNs, if any, may be materially less than the initial estimated value of LIRNs, as set forth in the applicable term sheet, determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.
The initial estimated value of LIRNs will not be a prediction of the prices at which you may sell LIRNs in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of LIRNs, may be less than the initial estimated value of LIRNs and could result in a substantial loss to you. The initial estimated value of LIRNs, as set forth in the applicable term sheet, will not be a prediction of the prices at which BofAS, our or their respective affiliates or third parties may be willing to purchase such LIRNs from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your LIRNs in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of LIRNs. Further, as secondary market prices of your LIRNs take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring LIRNs, as well as hedging our obligations under LIRNs, secondary market prices of your LIRNs will likely be less than the public offering price of your LIRNs. As a result, the price at which BofAS, our or their respective affiliates or third parties may be willing to purchase LIRNs from you in secondary market transactions, if any, will likely be less than the price you paid for your LIRNs, and any sale prior to maturity could result in a substantial loss to you.
We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.
We anticipate that one or more of the agents or their affiliates will act as a market-maker for LIRNs, but none of them are required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those LIRNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.
Unless otherwise stated in the applicable term sheet, we will not list LIRNs on any securities exchange or quotation system. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of LIRNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value. In addition, because the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, it may be less than the closing level of the Market Measure on any particular calculation day.
If your LIRNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted would have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.
The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, none of us, the agents or our or their respective affiliates have any affiliation with any publisher of an index to which your LIRNs are linked (each, an “Index Publisher”). Consequently, we have no control over the actions of any Index Publisher. An Index Publisher can add, delete, or substitute the components included in the applicable index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of, and the return on, your LIRNs. No Index Publisher has any obligation to consider your interests in calculating or revising any index.
Exchange rate movements may adversely impact the market value of, and any amounts payable on, LIRNs. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure will depend, in part, on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries and regions important to international trade and finance.

If you attempt to sell your LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and may be less than the principal amount. LIRNs are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold your LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in your LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.
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Value of the Market Measure. We anticipate that the market value of LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of LIRNs is not expected to increase or decrease at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.
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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations in the Market Measure. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of LIRNs. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

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Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of LIRNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of LIRNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of LIRNs will decrease.
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Exchange Rate Movements and Volatility. If the Market Measure of your LIRNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your LIRNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your LIRNs.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of LIRNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of LIRNs.

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Time to Maturity. There may be a disparity between the market value of LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of LIRNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, LIRNs. We, the agents, and our or their respective affiliates may buy or sell the securities included in the Market Measure, or futures, options contracts, or exchange-traded instruments on the Market Measure or its component securities or other instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our or their respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in LIRNs. On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with LIRNs), may increase the value of a Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of LIRNs, adversely affecting the market value of, and any amounts payable on, LIRNs.
We, the agents, or one or more of our or their respective affiliates may also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have lending or other capital markets relationships with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially LIRNs. Any such positions could adversely affect future trading prices of LIRNs. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.
We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under LIRNs. We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases or whether the Redemption Amount on LIRNs is more or less than the principal amount of LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of LIRNs, which creates an additional incentive to sell LIRNs to you.
There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent or as joint calculation agent (along with us or one of our affiliates) for LIRNs and, as such, we and/or BofAS, as joint calculation agents or calculation agent, will determine the Starting Value, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of LIRNs—Market Disruption Events,” “—Adjustments to an Index,” and “— Discontinuance of an Index.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of LIRNs in taking any action that might affect the value of LIRNs.

As the calculation agent or joint calculation agents, we (or one of our affiliates) and/or BofAS or one of its affiliates will have discretion in making various determinations that affect your LIRNs, such as when a Market Disruption Event occurs or an index is discontinued. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, LIRNs” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.
Significant Aspects of the Tax Treatment of LIRNs Are Uncertain.
Significant aspects of the tax treatment of LIRNs are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of LIRNs, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of LIRNs, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for LIRNs, the timing and/or character of income on LIRNs could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.
In 2007, the IRS released a notice that may affect the taxation of holders of LIRNs. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as LIRNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of LIRNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Prospective purchasers of LIRNs are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Except to the extent otherwise required by law, we intend to treat your LIRNs for U.S. federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as LIRNs purchased after the bill was enacted to accrue interest income over the term of LIRNs even though there will not be any interest payments over the term of LIRNs. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as LIRNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your LIRNs. Prospective purchasers of LIRNs are urged to consult their tax advisors regarding the draft legislation and its possible impact on you.

For a discussion of the Canadian federal income tax consequences of investing in LIRNs, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire LIRNs in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of LIRNs and receiving the payments that might be due under LIRNs.
Risks Relating to the Market Measures
You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our or their respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.
You will have no rights of a security holder, you will have no rights to receive any of the securities included in the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. LIRNs are our debt securities. They are not equity instruments, shares of stock or securities of any other issuer. Investing in LIRNs will not make you a holder of any of the securities included in the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your LIRNs will be paid in cash and you have no right to receive any of these securities.
If the Market Measure to which your LIRNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your LIRNs, include:
•
Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•
Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.
•
Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any of those companies. We, the agents, or our or their respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our or their respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our or their respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our or their respective affiliates are included in that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our or their respective affiliates is responsible for the calculation of any index included in a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.
Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of LIRNs or will have any obligation of any sort with respect to LIRNs. As a result, none of those companies will have any obligation to take your interests as holders of LIRNs into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or the market value of, and any amounts payable on, LIRNs.
Our business activities and those of the agents relating to the companies included in a Market Measure or LIRNs may create conflicts of interest with you. We, the agents, and our or their respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with the companies included in the Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including LIRNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs.

Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of, and any amounts payable on, your LIRNs. None of us, the agents, or any of our or their respective affiliates makes any representation to any purchasers of LIRNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of LIRNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in LIRNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or any of our or their respective affiliates.
Other Risk Factors Relating to the Applicable Market Measure
The accompanying prospectus contains additional risk factors applicable to LIRNs under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to the Market Measure. You are urged to review these other risk factors and consult with your advisors about the consequences of an investment in LIRNs prior to making an investment decision on LIRNs.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from each sale of LIRNs for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under LIRNs as described below.
In anticipation of the sale of LIRNs, we and/or our affiliates expect to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments linked to the applicable Market Measure and any component securities of a Market Measure prior to or on the pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long or short position in securities similar to LIRNs from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the maturity date.
We and/or our affiliates may close out our or their hedge position relating to LIRNs on or before any calculation days during the Maturity Valuation period for your LIRNs. That step may involve sales or purchases of the instruments described above. No holder of LIRNs will have any rights or interest in our or any affiliate’s hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of, and the return on, LIRNs from time to time.

DESCRIPTION OF THE LIRNS
General
Each issue of LIRNs will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series E” that will be issued under the senior indenture, as amended or supplemented from time to time. The senior indenture is described more fully in the accompanying prospectus. The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus. These documents should be read in connection with the applicable term sheet.
Unless otherwise specified in the applicable term sheet, LIRNs are not bail-inable debt securities (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus relating to bail-inable debt securities will not apply to LIRNs.
The maturity date of LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.
We will not pay interest on LIRNs. LIRNs do not guarantee the return of principal at maturity. LIRNs will be payable only in U.S. dollars.
Prior to the maturity date, LIRNs are not redeemable at our option or repayable at the option of any holder. LIRNs are not subject to any sinking fund. LIRNs are not subject to the defeasance provisions described in the accompanying prospectus under the caption “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance.”
LIRNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.
Payment at Maturity
At maturity, subject to our credit risk as issuer of LIRNs, you will receive the Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:
•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:
If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.
•	If the Ending Value is equal to or less than the Starting Value, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:
The Redemption Amount will not be less than zero.
The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in LIRNs.
Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” will generally be greater than or equal to 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.
Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.
The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your LIRNs.
An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.
The Starting Value and the Ending Value
Starting Value
Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.
If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures” below.
Ending Value
Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.
A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.
Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) is calculated and published.
If the calculation agent determines that (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and each following non-calculation day, if any, (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.
If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures” below.
Market Disruption Events
For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; or

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index; or

For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;
(3)
a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)
if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Adjustments to an Index
After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.
Discontinuance of an Index
After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of LIRNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of LIRNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:
•	the determination of the Ending Value; and
•	a determination by the calculation agent that a successor index is available, the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of LIRNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent.
If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.
Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your LIRNs are linked may adversely affect trading in LIRNs.
Basket Market Measures
If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the applicable term sheet.
Determination of the Component Ratio for Each Basket Component
The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:
•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by
•	the closing level of that Basket Component on the pricing date.
Each Component Ratio will be rounded to eight decimal places.
The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.
Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.
(2)
The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.
For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Ending Value of the Basket
The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.
The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.
Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), the calculation agent determines that (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for that non-calculation day, and as a result, the Ending Value, as follows:
•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.
•
The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or the discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.
We expect to appoint BofAS (or one of its affiliates) and us (or one of our affiliates) as the joint calculation agents for each issue of LIRNs. Alternatively, we may appoint BofAS (or one of its affiliates) as calculation agent for LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, in either case, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment
LIRNs will be delivered in book-entry form only through DTC against payment by purchasers of LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as LIRNs are maintained in book-entry form.
Events of Default and Acceleration
Events of default are defined in the senior indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if LIRNs matured on the date of acceleration, and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under the heading “Description of the Debt Securities—Terms Specific to Senior Debt Securities—Events of Default”.
If the maturity date of LIRNs is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to LIRNs as promptly as possible and in no event later than two business days after the date of acceleration.
Listing
Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
TDS and BofAS and one or more of its affiliates may act as our agents for any offering of LIRNs, and TDS and BofAS will each act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described in the section “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. Each agent may resell any LIRN it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount that agent received from us. Additionally, unless otherwise specified in the applicable term sheet, TDS will provide services to TD in connection with the offer and sale of LIRNs, and TD will reimburse TDS for certain related expenses and pay TDS a fee in connection with its role in the offer and sale of LIRNs.
You must have an account with the applicable agent in order to purchase LIRNs. None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.
BofAS and its affiliates may use this product supplement and the accompanying prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
Conflict of Interest
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions
European Economic Area
None of the applicable pricing supplement, this product supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). The applicable pricing supplement, this product supplement and the accompanying prospectus have been prepared on the basis that any offer of LIRNs in the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in the EEA of LIRNs which are the subject of the offering contemplated in the applicable pricing supplement, this product supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither TD nor the agents have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as may be amended.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – LIRNs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and LIRNs to be offered so as to enable an investor to decide to purchase or subscribe for LIRNs. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling LIRNs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling LIRNs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
BofAS and TDS have represented and agreed, and each further dealer appointed under the program will be required to represent and agree, that:
(a)
in relation to any LIRNs which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any LIRNs other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of LIRNs would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by TD;

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any LIRNs in circumstances in which section 21(1) of the FSMA does not apply to TD; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to LIRNs in, from or otherwise involving the United Kingdom.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning LIRNs under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable term sheet may describe the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning LIRNs which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in LIRNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities such as LIRNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of LIRNs and does not purport to be a complete analysis of all tax considerations relating to LIRNs. This summary is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of LIRNs, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the applicable term sheet supersedes the following summary to the extent it is inconsistent with this discussion. Prospective purchasers of LIRNs are urged to read the discussion below in connection with the discussion in the applicable term sheet relating to their LIRNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of, and receiving payments under, LIRNs.
This discussion applies to you only if you acquire your LIRNs upon initial issuance and hold your LIRNs as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), a real estate investment trust (a “REIT”) or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding LIRNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns LIRNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to LIRNs or a “wash sale” with respect to LIRNs or the Market Measure,

•	a former citizen of the U.S.,
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders.
For purposes of this summary, a U.S. holder is a beneficial owner of a LIRN that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes; (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds LIRNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding LIRNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in LIRNs.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable term sheet, we intend to treat LIRNs as prepaid derivative contracts with respect to the Market Measure for U.S. federal income tax purposes and pursuant to the terms of LIRNs, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat LIRNs in accordance with this characterization.
If LIRNs are so treated, you should generally not accrue any income with respect to LIRNs during the term of LIRNs until taxable disposition of LIRNs and you should generally recognize gain or loss upon such taxable disposition in an amount equal to the difference between the amount you receive at such time and your tax basis in LIRNs. In general, your tax basis in your LIRNs will be equal to the amount you paid for your LIRNs. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your LIRNs for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that your holding period in respect of your LIRNs should end on the date on which the amount you are entitled to receive upon maturity of your LIRNs is determined (generally the final calculation day of the Maturity Valuation Period), even though you will not receive any amounts from the Bank in respect of your LIRNs prior to the maturity date of your LIRNs. In this case, you may be treated as having a holding period in respect of your LIRNs ending prior to the maturity date for your LIRNs, and such holding period may be treated as less than one year even if you receive cash on the maturity date of your LIRNs at a time that is more than one year after the beginning of your holding period.
Unless otherwise specified in the applicable term sheet, we expect our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, would be able to opine that it would be reasonable to treat your LIRNs in the manner described above.

Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of LIRNs. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as LIRNs, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such LIRNs would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Except to the extent otherwise required by law, we intend to treat your LIRNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Section 1297
We will not attempt to ascertain whether any component security of a Market Measure would be treated as a PFIC. In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that any component security of a Market Measure is treated as a PFIC, the application of the PFIC rules to LIRNs would be unclear, and it is possible that U.S. holders of LIRNs could be subject to the PFIC rules to the extent that LIRNs directly or indirectly references shares in one or more PFICs. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the PFIC rules to an investment in LIRNs.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your LIRNs, it is possible that the IRS could seek to characterize your LIRNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to LIRNs.
Contingent Payment Debt Instrument. If LIRNs have a term greater than one year, it is possible that LIRNs could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If LIRNs are so treated, you would be required to accrue interest income over the term of your LIRNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your LIRNs. You would recognize gain or loss upon the taxable disposition of your LIRNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your LIRNs. In general, your adjusted basis in your LIRNs would be equal to the amount you paid for your LIRNs, increased by the amount of interest you previously accrued with respect to your LIRNs. Any gain you recognize upon the taxable disposition of your LIRNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your LIRNs, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if LIRNs have a term of one year or less, it is possible that LIRNs could be treated as contingent short-term debt instruments. However, there are no specific rules that govern contingent short-term debt instruments and, therefore, if LIRNs were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of LIRNs would not be entirely clear. U.S. holders should consult their tax advisors as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, any Basket Components or the component securities of a Market Measure, (ii) any gain or loss that you recognize upon the taxable disposition of LIRNs should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your LIRNs, (iv) you should be required to include in ordinary income an amount equal to any increase in the Market Measure, any Basket Components or any component security of a Market Measure that is attributable to ordinary income that is realized in respect of the Market Measure, any Basket Components or any component security of a Market Measure, such as interest, dividends or net-rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of the Market Measure or any Basket Component. U.S. holders should consult their tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of their LIRNs for U.S. federal income tax purposes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to LIRNs, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to the consequences of the 3.8% Medicare tax.
Information Reporting with respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their LIRNs if they do not hold their LIRNs in an account maintained by a financial institution and the aggregate value of their LIRNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its LIRNs and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in LIRNs or a sale of LIRNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in LIRNs or a sale of LIRNs to be treated as a Reportable Transaction. U.S. holders should consult their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of LIRNs.

Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of LIRNs will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a LIRN that is: (i) a nonresident alien individual for U.S. federal income tax purposes; (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your LIRNs or to generally applicable information reporting and backup withholding requirements with respect to payments on your LIRNs if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code (each as discussed below), gain realized on the taxable disposition of LIRNs by a non-U.S. holder will generally not be subject to federal income tax, unless:
•	the gain with respect to LIRNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds LIRNs as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of LIRNs by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether the issuer of any component security of a Market Measure would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether LIRNs should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or LIRNs were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a LIRN upon a taxable disposition of the LIRN to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and LIRNs as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021. Accordingly, non-U.S. holders of LIRNs that are not delta-one specified equity-linked instruments and that issued before January 1, 2021 should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to LIRNs under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the Market Measure. For LIRNs issued on or after January 1, 2021, the applicable term sheet will indicate whether withholding applies to such LIRN under Section 871(m). If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of LIRNs.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. LIRNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds LIRNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding LIRNs at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their LIRNs through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of LIRNs purchased after the bill was enacted to accrue interest income over the term of LIRNs despite the fact that there will be no interest payments over the term of LIRNs. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as LIRNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future or whether any such bills would affect the tax treatment of your LIRNs. Prospective purchasers of LIRNs are urged to consult their tax advisors regarding any possible changes in law and whether any such change may adversely affect the tax treatment of their LIRNs.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in LIRNs, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the issuers of the component securities of a Market Measure).

ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in LIRNs. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh”)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as an “ERISA plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the ERISA plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.
The acquisition, holding or, if applicable, exchange, of LIRNs by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the LIRN is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a LIRN. These exemptions include, without limitation:
•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;
•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;
•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;
•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and
•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.
In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to ERISA plans or being related to such a service provider. Under these provisions, the purchase and sale of a LIRN should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the LIRN nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA plans considering acquiring and/or holding a LIRN in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and LIRNs should not be purchased or held by any person investing “plan assets” of any ERISA plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code.
Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other regulations, rules or laws (collectively, “similar laws”).
Accordingly, by acceptance of a LIRN or any interest therein, each purchaser and holder of LIRNs or any interest therein will be deemed to have represented by its purchase and holding of LIRNs that either (1) it is not an ERISA plan and is not purchasing any LIRNs or interest therein on behalf of or with “plan assets” of any ERISA plan or (2) the purchase and holding of LIRNs or any interest therein will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of LIRNs or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of LIRNs that its purchase and holding will not violate any applicable similar law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing LIRNs on behalf of or with “plan assets” of any ERISA plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the exemptions listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.
Each purchaser and holder of LIRNs has exclusive responsibility for ensuring that its purchase and holding of LIRNs does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. Neither this discussion nor anything provided in this product supplement is, or is intended to be, investment advice directed at any ERISA plan or non-ERISA arrangement or relevant ERISA plan or non-ERISA arrangement fiduciary, and such purchasers of any of our LIRNs should consult and rely on their own counsel and advisers as to whether an investment in our LIRNs is suitable for the ERISA plan or non-ERISA arrangement. The sale of LIRNs to any ERISA plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.